Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.3

First Amended and Restated ASIC Attachment No. 5

To Custom Sales Agreement No. 001006

When signed by the parties where provided below, this First Amended and Restated Attachment shall be incorporated into Custom Sales Agreement No. 001006 as First amended and Restated Attachment No. 5 effective on the Closing Date as defined in the Asset Purchase Agreement (“APA”). This First Amended and Restated No. 5 shall replace Attachment No. 5 in its entirety. Attachments are governed by the terms and conditions of the Base Agreement. Contemporaneously with the execution of this Attachment, Customer and IBM or its subsidiaries are executing an APA, an Intellectual Property Agreement (“IPA”), a Design Kit License Agreement (“DKLA”), a Patent License Agreement (“PLA”), a PowerPC License Agreement (“PPCLA”) and a Core Connect Bus License Agreement (“CCLA”) and ancillary documents, (collectively, the “Operative Agreements”). Upon consummation of the transactions contemplated under the Operative Agreements, IBM will, among other things, assign or license to Customer certain technology and certain rights to certain integrated circuits which have been previously developed or which are currently under development by IBM or its subsidiaries.

Definitions

“ASIC(s)” shall mean application specific integrated circuits, as more fully defined in the Intellectual Property Agreement, as entered into on the Closing Date.

“ASSP(s)” shall mean application specific standard products, as more fully defined in the Intellectual Property Agreement, as entered into on the Closing Date.

“At Shipment of Prototypes” (“ASP”) shall mean the date of shipment of Prototypes to Customer.

“IBM Deliverables” shall mean the information, materials and tools supplied to Customer by IBM, as set forth in Part B of this Attachment, including, without limitation, IBM Design Kits, ASIC tool kits, and Prototype devices.

“IBM Design Kits” shall mean any IBM computer aided design software and data (including libraries) provided to Customer and supported by IBM for the purpose of designing or testing ASIC designs, as updated and enhanced from time to time.

“Initial ASIC Design Review Checklist” (“IDR”) shall mean a report in form and content as regularly used by IBM to make a preliminary assessment of the feasibility of Customer’s proposed Product design.

“Milestones” shall mean completion of the criteria specified in the (i) initial design review (“IDR Milestone”), (ii) pre-layout and timing analysis (“RTL Milestone”), and (iii) the release to manufacturing (“RTM Milestone”) stages of work and the NRE payment milestones (“Payment Milestones”) set forth in this Attachment.

“NRE” shall mean non-recurring engineering Services.

“Prototype Acceptance” shall mean Customer’s written approval of the Prototypes.

“Release to Layout Checklist” (“RTL”) shall mean a performance approval report in form and content as regularly used by IBM to document completion of the pre-layout Level Sensitive Scan Design (“LSSD”) and timing analysis.

“Release to Manufacturing Checklist” (“RTM”) shall mean a performance approval report in form and content as regularly used by IBM to document the design review milestone at the completion of the post-layout timing analysis.

“Risk Product” shall mean Product ordered by Customer prior to Prototype Acceptance. All terms and conditions for Risk Product are the same as for Product, except for terms and conditions regarding cancellation and warranty.

“Speed Binning”, “Performance Binning” and “Speed Sorting” are interchangeable terms used throughout this agreement and shall mean testing a device to determine its maximum speed performance rating in megahertz and marking the device or otherwise identifying the speed to the Customer.

Unique Terms and Conditions

The following terms and conditions are applicable to this Attachment only. Referring to the Base Agreement:

(a) Modify the following terms and conditions:

The Base Agreement to which this Attachment is made a part contains an incorporation clause, which shall not be read to preclude the provision of Section 9.2 of the APA applying to this Agreement.

Delete Section 11.2 in its entirety and replace with the following:

IBM’s liability for any and all causes or conditions under this Agreement, regardless of the basis on which Customer may be entitled to claim damages from IBM (including, fundamental breach, negligence, misrepresentation, or any other contract or tort claim, shall be limited as stated in Section 9.2 of the APA. Nothing contained in this Section 11.2 shall be construed as prohibiting or preventing either party from asserting any claims such party may have against the other in equity, including any claims of specific performance.

Delete Section 12.1 in its entirety and replace it with the following:

12.1 IBM Warranty for Product and Risk Product

12.1.1 Product:

[*]

12.1.2 Risk Product:

[*]

Delete Section 17.1 in its entirety and replace it with the following:

17.1 Either Party hereto shall be excused from the fulfillment of any obligation, except for payment obligations under this Agreement for so long as such fulfillment may be hindered or prevented by any circumstances of force majeure such as but not limited to acts of God, war, riot, strike, lockout, labor unrest, fire, flood, other natural catastrophe, national or local government regulations or any other circumstance outside its control, provided that the Party seeking to be excused shall make reasonable efforts to minimize the hindrance of such non-fulfillment to the other party.

Add the following terms to Section 10:

10.4. Notwithstanding anything in this Attachment or in the Base Agreement to the contrary, the intellectual property and materials as assigned and/or licensed to Customer by IBM on the Closing Date in the IPA, DKLA, PPCLA and CCLA (collectively, the “IBM IP”) shall not be considered as being provided by Customer for purposes of Section 10.2.1 of the Base Agreement, and the provisions of Section 10.3 of the Base Agreement shall not apply to a cause of action based on such IBM IP as incorporated into any In Scope Product or any other Product in the event such In Scope Product or other Product becomes subject to a claim pursuant to Section 10.3 to the extent solely of such IBM IP.

1.0 Term

The term of this Attachment expires on March 31, 2008.

2.0 Scope of Work

2.1 IBM will provide the Services identified in Section 8 and manufacture the Product(s) identified in Part A of this Attachment. This Attachment will include future successor or derivative Products only as agreed to in writing by the parties.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.2 Customer will provide IBM with the Customer’s Items and cooperate with IBM to enable IBM to manufacture Product and to perform Services in accordance with this Agreement.

3.0 ASIC Design and Development Methodology

3.1	IBM’s ASIC development checklists shall document the development of each of Customer’s Product design(s).

3.1.1 The IDR will be used to make a preliminary feasibility assessment of Customer’s proposed Product design(s) and to advise Customer of ASIC design issues to ensure that Customer’s design(s) will conform to IBM design requirements.

3.1.2 The RTL shall include, expressly or by specific incorporation, the design information for each Product required by Customer to successfully enable IBM to place, route, perform static timing analysis and analyze LSSD testability for Customer’s Product design data. Customer’s signature on the RTL shall record Customer’s acknowledgment of satisfactory completion of all work on such Product through such Milestone.

3.1.3 Customer’s signature on the RTM shall record Customer’s acknowledgment of satisfactory completion of all work on such Product through the RTM Milestone. To the extent that the RTM varies from the RTL, the RTM shall govern.

3.1.4 Customer’s signature on the RTL and RTM checklists shall not be unreasonably withheld.

3.2 Any data relating to a Product design that Customer is to furnish to IBM must be compatible with IBM design tools, with which IBM will verify all design and engineering work.

4.0 Change Control

4.1 Any changes to the Services or Product design requested by Customer (e.g., netlist slips, additional netlists above standard IBM ASIC Design Methodology, need for more than one IDR, and/or Engineering Change Orders (“ECOs”)) may impact IBM’s schedules and may also result in additional NRE charges and/or an increase in price for Products, Risk Products, and Prototypes. ECOs are defined as Customer initiated functional changes that add, delete, reconnect, or change logic in the existing design. The extent (size of change) and timing of the ECO determines how it is handled by IBM. These changes to the Services or Product will be managed between Customer and IBM using IBM’s ECO/Netlist Change Form. Should IBM submit an ECO/Netlist Change Form to Customer setting forth the probable effect of such requested change on schedule, Customer will be requested to analyze the ECO and sign the ECO/Netlist Change Form where indicated to acknowledge its agreement with the changes. IBM reserves the right to stop work until agreement is reached by the parties with respect to such change. IBM will require a purchase order from Customer for all additional NRE Services resulting from the change before IBM will start work. IBM shall not proceed with any change until authorized in writing by Customer. The parties shall promptly amend this Attachment to incorporate any agreed changes.

4.2 IBM may implement engineering changes required to satisfy governmental standards, for health or safety reasons or to comply with any applicable environmental laws, rules, regulations, orders, decisions, or decrees (“Mandatory Engineering Changes”), provided that IBM provides Customer with written notice of each Mandatory Engineering Change promptly upon its determination that such Mandatory Engineering Change is necessary. IBM may not make changes other than Mandatory Engineering Changes that would impact the fit, form, function or reliability of any Product without the prior written consent of Customer, such consent not to be unreasonably withheld or delayed.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.0 Supply Commitment and Forecasts and Orders

[*]

6.0 Orders

6.1 Customer will request delivery of Products by issuing written purchase orders to IBM. Purchase orders for Product shall only specify:

a) Customer’s purchase order number;

b) Customer’s tax status - exempt or non-exempt;

c) ship to location - complete address;

d) bill to location - complete address;

e) order from location - complete address;

f) shipping instructions, including preferred carrier and carrier account number;

g) the agreement number of this Agreement;

h) name of Customer contact;

i) Product part numbers and quantities being ordered (in increments of the Minimum Order Quantity (“MOQ”);

j) the Product’s applicable unit price; and

k) requested shipment dates.

6.2 Customer will request NRE (which includes Prototypes) by issuing written purchase orders to IBM. Purchase orders for NRE shall only specify:

a) items a through h above;

b) Prototype part numbers and the Milestone(s) to which the purchase order applies; and

c) the applicable price for the NRE.

7.0 Delivery

7.1 The Purchase Order Lead Time for the Products and/or Services, after receipt of Customer’s purchase order or all Items, whichever is received later, is as set forth in Section 1.2 of Part A of this Agreement.

7.2 Rescheduling Rights and Buy All Quantities:

7.2.1 Customer may reschedule a Shipment Date up to [*] provided: (i) Customer sends IBM written notice of the request to reschedule; (ii) the notice is received by IBM more than [*] prior to the Shipment Date; and (iii) the rescheduled Shipment Date is within [*] after the original Shipment Date. If the foregoing requirements are met, no cancellation charge will be imposed by IBM in connection with the rescheduling. Unless otherwise agreed by the parties, once a Shipment Date has been rescheduled [*], the new Shipment Date is firm and cannot be rescheduled by Customer.

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3 Delayed Delivery

[*]

8.0 NRE Pricing

[*]

9.0 Prototype, Risk Product, and Product Prices:

9.1 Prototype pricing:

Subject to availability, as determined by IBM, Customer may order additional Prototypes from the first Prototype lot (in excess of the Prototypes included in the Standard NRE charge), provided that IBM receives Customer’s purchase order for such additional Prototypes at least [*] prior to the scheduled RTM signoff.

Each Prototype in excess of the number of Prototypes included in the Standard NRE charge shall cost [*] the applicable production unit Product price.

9.2 Risk Product pricing:

[*]

9.3 Product unit pricing:

[*]

10.0 Minimum Order Quantity/Minimum Ship Pack Quantities

Minimum Order Quantity – [*]

Minimum Ship Pack Quantity – [*]

The foregoing with respect to MOQs and SPQs, does not apply to Customer’s obligation to Buy All Quantities set forth in Section 7.2.

11.0 Cancellation Charges

11.1 NRE Cancellation Charge:

If Customer cancels a purchase order for NRE or otherwise cancels NRE, then IBM may cease work in connection with the Product. [*]

11.2 Product Cancellation Charge:

In accordance with Section 4.2 of the Base Agreement, the following charges will apply for any cancelled Customer order for Product or any portion thereof. The “Cancellation Charge” referred to below is the percentage to be applied to the applicable prices stated above in Section 9.3 of this Attachment.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If Customer cancels a purchase order more than [*] ahead of the Purchase Order Lead Times specified in Part A and IBM has already started the wafers to fill such purchase order, [*]

Cancellation Notice Received by IBM	Cancellation Charge
[*]

11.3 Risk Product Cancellation Charge:

The following charges will apply for any cancelled Customer order for Risk Product or any portion thereof. The “Cancellation Charge” referred to below is the percentage to be applied to the applicable prices stated above in Sections 9.2 and 9.3 of this Attachment.

Cancellation Notice Received by IBM	Cancellation Charge
[*]

12.0 Discontinuance

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.0 Coordinators/Notices

Pursuant to Section 14 of the Base Agreement, any notices hereunder shall be given to the Contract Coordinators stated below.

Technical Coordinators:

Customer: [*]	IBM: [*]
Phone: [*]	Phone: [*]
Fax: [*]	Fax: [*]
Email: [*]	Email: [*]

Contract Coordinators:

Customer: Address:	[*] AMCC 6290 Sequence Drive San Diego, CA 92121	IBM:	WW Contracts & Business Practices IBM Microelectronics 1000 River Street Mail Drop 965-3B Essex Junction, VT 05452 Name: [*] Phone: [*] Fax: [*] Email: [*]
Phone:	[*]
Fax:	[*]
Email:	[*]

Accepted and Agreed To:

Applied Micro Circuits Corporation		International Business Machines Corporation

By:	/s/ David Rickey	By:	/s/ John G. Beiswenger

Name:	David Rickey	Name:	John G. Beiswenger

Please print or type name

Title:	Chairman, President and CEO Please print or type title	Title: Exec. Mgr., MD WW Contracts & Business Practices, IBM Technology Group

Date:	May 5, 2004	Date:	May 4, 2004

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.